UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 12, 2009
Spherix Incorporated
(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Delaware	0-5576	52-0849320
(Address of principal executive offices) 6430 Rockledge Drive, Suite 503, Bethesda, MD		(Zip Code) 20817
Registrant’s telephone number, including area code		301-897-2540

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers;  Compensation Arrangements of Certain Officers.

Thomas B. Peter has been elected as an independent member of Spherix’s Board of Directors.  Following an in-depth search, Spherix’s Nominating Committee selected Mr. Peter based on his lengthy career in the pharmaceutical industry, including direct experience with Avandia, a diabetes drug.  Mr. Peter has spent more than 33 years working at GlaxoSmithKline, where he was most recently a Regional Vice President.  He also held numerous positions across the sales and marketing functions, and was actively involved in the promotion of Avandia and the subsequent combinations of Avandia with metformin and a sulfonylurea from the time of their respective market introductions.  Mr. Peter will also serve on Spherix’s Compensation and Nominating Committees.

Spherix’s Board of Directors has elected Dr. Robert J. Vander Zanden to serve as Chairman of the Board.  Dr. Vander Zanden was previously elected Interim Chairman following the death of its former Chairman, A. Paul Cox, Jr., earlier this year.  Dr. Vander Zanden joined the Board in 2004 following his retirement from Kraft Foods International, after having served in two Vice President positions.

Spherix’s Board of Directors also confirmed continuation of the compensation payable to its independent members without change in the amount or composition of the compensation.  The annual retainer and restricted stock awards will be payable at the annual May Board meetings.  A summary of this compensation package is attached hereto as Exhibit 10.1.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

Exhibit 10.1 – Spherix Independent Board of Directors Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated (Registrant)

Date: May 14, 2009	By:	/s/ Claire L. Kruger
Claire L. Kruger
CEO and COO